Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FISCAL FIRST QUARTER 2012 RESULTS

MIDLAND, Texas, February 1, 2012/PR Newswire/ — Dawson Geophysical Company (NASDAQ:DWSN) today reported revenues of $92,382,000 for the quarter-ended December 31, 2011, the Company’s first quarter of fiscal 2012, compared to $72,653,000 for the same quarter in fiscal 2011, an increase of 27 percent. Net income for the first quarter of fiscal 2012 was $3,231,000 compared to net loss of $1,667,000 in the same quarter of fiscal 2011. Earnings per share for the first quarter of fiscal 2012 was $0.41, including $0.18 per share resulting from a one-time tax benefit related to transaction costs, compared to loss per share of $0.21 for the first quarter of fiscal 2011. EBITDA for the first quarter of fiscal 2012 was $11,028,000 compared to $4,899,000 in the same quarter of fiscal 2011, an increase of 125 percent.

The revenue increase in the quarter was primarily the result of the previously announced redeployment of two data acquisition crews during fiscal 2011, increased channel count per crew, more favorable contract terms, and improved utilization rates and productivity on all crews. Revenues in the quarter continued to include high third-party charges. These third-party charges are related to the Company’s use of helicopter support services, specialized survey technologies and dynamite energy sources in areas with limited access. The Company is reimbursed for these expenses by its clients.

Included in the first quarter 2012 results is an increase of $654,000 of depreciation expense as compared to the first quarter of fiscal 2011. The increase in depreciation expense is related to the Company’s investment in additional recording channels, primarily 25,850 OYO GSR single-channel units and ten INOVA vibrator energy source units during fiscal 2011. During the first fiscal quarter of 2012, the Company recognized a tax benefit of $1,421,000, or $0.18 per share, related to transaction costs incurred during the Company’s merger agreement with TGC Industries. The merger agreement was terminated October 27, 2011.

Stephen Jumper, President and CEO of Dawson Geophysical Company, said, “Exploration and development activities in oil and liquid-rich basins in the lower 48 combined with improved contract terms, operational efficiencies and crew utilization rates had positive impacts during our first fiscal quarter. As in the past, we experienced our typical first quarter issues of shorter days, holiday season, access restrictions related to hunting activities and inclement weather, particularly in December.”

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

First Quarter 2012 Highlights

•	Reported revenues of $92,382,000 for the quarter-ended December 31, 2011 compared to $72,653,000 for the quarter-ended December 31, 2010, an increase of 27 percent;

•	EBITDA for the quarter-ended December 31, 2011 increased to $11,028,000 compared to $4,899,000 for the quarter-ended December 31, 2010, an increase of 125 percent;

•

Earnings per share for the quarter-ended December 31, 2011 increased to $0.41 per share, including $0.18 per share resulting from a one-time tax benefit related to transaction costs, compared to a loss of $0.21 per share for the quarter-ended December 31, 2010;

•	Order book capable of sustaining fourteen data acquisition crews well into fiscal 2012;

•	Took delivery of twelve INOVA vibrator energy source units;

•	Balanced portfolio of projects in the Eagle Ford Shale, Niobrara Shale, Bakken Shale, Marcellus Shale, Barnett Shale, Permian Basin and Mid-Continent regions;

•	$72 million of working capital at December 31, 2011;

•	Continued operation on an 18,000-channel ARAM cable-based project;

•	Commenced operation on a large project in West Texas utilizing 10,500 channels of the FairfieldNodal ZLand cable-less recording system;

•	Completed a multi-component project utilizing 4,000 OYO GSR four-channel units and 3-C geophones; and

•	Continued field testing of the Wireless Seismic RT1000 recording system in the Fort Worth Basin and Oklahoma.

Jumper continued, “Demand for our services continues to grow. An increasing number of our projects are requiring higher channel counts in an effort to obtain higher resolution images. Our extensive inventory of recording channels, vibroseis energy source units and experienced personnel allows us to maintain our position as a leading provider of services in the lower 48 and enables us to continue our superior level of service and support for our valued clients. The equipment inventory and experienced personnel we believe will help us continue to improve our efficiency allowing us to deliver stronger financial results as current and future projects have more favorable contract terms.”

As previously announced, the Company’s Board of Directors has approved a $20,000,000 capital budget for fiscal 2012 which has been used, in part, to purchase twelve new INOVA AHV 364 vibrator energy source units and additional geophones. The remainder will be used to meet necessary maintenance requirements during fiscal 2012.

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Jumper concluded, “We are very encouraged as we enter fiscal 2012. Not only is exploration activity on the rise throughout oil and liquid-rich basins, but we continue to improve the operational efficiencies of our data acquisition crews. Channel count per crew is on the rise leading to overall lower per unit data costs for our clients. We see increasing opportunities for growth throughout the lower 48 as new areas of operation continue to evolve. Although clients may cancel their service contracts on short notice, and we will no doubt continue to be subject to land access permit and weather issues, our order book is at its highest level since late fiscal 2008 and is sufficient to sustain all fourteen data acquisition crews well into fiscal 2012. We believe that seismic data continues to be the best technology for exploration companies to achieve their goals. Our business strategy of maintaining the proprietary seismic data model whereby our clients retain exclusive rights to the data we provide them, our experienced professionals, and our strong balance sheet with $72 million of working capital continues to put us in a position to meet our clients’ needs.”

Conference Call Information

Dawson will host a conference call to review its first fiscal quarter 2012 financial results on February 1, 2012, at 9 a.m. CST. Participants can access the call at (866) 322-9730 (US/Canada) or (706) 679-6054 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through Friday, February 3, 2012 by dialing (855) 859-2056 (US/Canada) or (404) 537-3406 (International). The passcode is 47321327. The Webcast will be recorded and available for replay on Dawson’s website until March 2, 2012.

About Dawson

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2011. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2011	2010
	(Unaudited)	(Unaudited)
Operating revenues	$92,382,000	$72,653,000
Operating costs:
Operating expenses	78,814,000	66,160,000
General and administrative	2,556,000	2,178,000
Depreciation	7,786,000	7,132,000

	89,156,000	75,470,000

Income (loss) from operations	3,226,000	(2,817,000)
Other income (expense):
Interest income	3,000	25,000
Interest expense	(150,000)	—
Other income	16,000	559,000

Income (loss) before income tax	3,095,000	(2,233,000)

Income tax benefit:	136,000	566,000

Net income (loss)	$3,231,000	$(1,667,000)

Basic income (loss) per common share	$0.41	$(0.21)

Diluted income (loss) per common share	$0.41	$(0.21)

Weighted average equivalent common shares outstanding	7,832,262	7,786,472

Weighted average equivalent commonshares outstanding-assuming dilution	7,921,223	7,786,472

DAWSON GEOPHYSICAL COMPANY

BALANCE SHEETS

	December 31, 2011	September 30, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,415,000	$26,077,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 and $155,000 at December 31, 2011 and September 30, 2011, respectively	90,168,000	86,716,000
Prepaid expenses and other assets	5,344,000	4,254,000
Current deferred tax asset	1,206,000	1,236,000

Total current assets	110,133,000	118,283,000

Property, plant and equipment	314,088,000	302,647,000
Less accumulated depreciation	(163,189,000)	(156,106,000)

Net property, plant and equipment	150,899,000	146,541,000

Total assets	$261,032,000	$264,824,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,313,000	$18,732,000
Accrued liabilities:
Payroll costs and other taxes	2,403,000	1,436,000
Other	5,682,000	9,230,000
Deferred revenue	2,102,000	9,616,000
Current maturities of note payable	4,908,000	5,290,000

Total current liabilities	38,408,000	44,304,000

Long-term liabilities:
Note payable less current maturities	8,924,000	10,281,000
Deferred tax liability	21,783,000	22,076,000

Total long-term liabilities	30,707,000	32,357,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,920,119 and 7,910,885 shares issued and outstanding at December 31, 2011 and September 30, 2011, respectively	2,640,000	2,637,000
Additional paid-in capital	92,111,000	91,591,000
Retained earnings	97,166,000	93,935,000

Total stockholders’ equity	191,917,000	188,163,000

Total liabilities and stockholders’ equity	$261,032,000	$264,824,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended December 31,
	2011	2010
	(in thousands)
Net income (loss)	$3,231	$(1,667)
Depreciation	7,786	7,132
Interest expense (income), net	147	—
Income tax benefit	(136)	(566)

EBITDA	$11,028	$4,899

Reconciliation of EBITDA to Net Cash (Used) Provided by Operating Activities

	Three Months Ended December 31,
	2011	2010
	(in thousands)
Net cash (used) provided by operating activities	$(1,498)	$3,214
Changes in working capital and other items	13,087	2,300
Noncash adjustments to income	(561)	(615)

EBITDA	$11,028	$4,899